Exhibit-3.34
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ARGOS OPERATING COMPANY (DELAWARE), INC.,
a Delaware corporation
     Argos Operating Company (Delaware), Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     1. The name of this Corporation is Argos Operating Company (Delaware), Inc. and the original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on August 24, 2005.
     2. The Corporation has not received any payment for any of its stock.
     3. The below amendment to the Corporation’s Certificate of Incorporation has been duly adopted by the directors of the Corporation in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.
     4. Article I of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
“ARTICLE I
     The name of the corporation is Avago Technologies U.S. R&D Inc. (the “Corporation”).”
     5. All other provisions of the Certificate of Incorporation shall remain in full force and effect.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to Certificate of Incorporation to be duly executed by the President of the Corporation this 23rd day of September, 2005.

ARGOS OPERATING COMPANY (DELAWARE), INC. a Delaware corporation
By:	/s/ Adam Clammer
Adam Clammer, President